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                                                                     EXHIBIT 4.4

                                AMENDMENT NO. 2
                              TO RIGHTS AGREEMENT

     AMENDMENT NO. 2 (the "Amendment"), dated as of March 25, 1996, to the Rights Agreement, dated as of May 18, 1989 (the "Rights Agreement"), between Micropolis Corporation, a Delaware corporation (the "Company"), and First Interstate Bank of California, as rights agent (the "Rights Agent").

     WHEREAS, at a meeting of the Board of Directors of the Company (the "Board") held on March 22, 1996, the Board considered the operation of the Rights Agreement should the Company enter into a proposed transaction in which the Company would issue warrants (the "Warrants") to purchase 1.5 million shares of the Company's Common Shares (as such term is defined in the Rights Agreement) to an investor pursuant to a proposed Warrant Agreement (the "Warrant Agreement");

     WHEREAS, the investor has indicated that as a precondition to accepting the Warrants in connection with a restructuring of certain existing convertible notes of the Company, the investor would require that the Company take all action necessary to ensure that no holder of such Warrants or the shares of the Company's Common Shares to be issued upon the exercise of any Warrants will be deemed an "Acquiring Person" under the Rights Agreement by virtue of entering into the Warrant Agreement or holding or acquiring any Warrants (or Common Shares issued on exercise of such Warrants) issued thereunder;

     WHEREAS, the Board has determined that amendment of the Rights Agreement to ensure that no such holder will be deemed an Acquiring Person is in the best interests of the Company and its stockholders and has authorized such an amendment:

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     WHEREAS, the Company and the Rights Agent desire to amend the Rights
Agreement, as authorized by Section 26 of the Rights Agreement, by altering, adding and deleting the provisions set forth herein in the manner set forth below; and

     WHEREAS, the parties have complied with or satisfied all conditions necessary to the amendment of the Rights Agreement;

     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1.  Definitions.
                 -----------
     All terms used herein as defined terms which are not defined in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

     SECTION 2.  Amendment to Rights Plan.
                 ------------------------
     (a) Section 1(a) of the Rights Agreement shall be deleted in its entirety and replaced by a new Section 1(a), which shall read as follows:

     (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares of the Company then outstanding but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding shares of capital stock of the Company for or pursuant to the terms of any such plan, in its capacity as an agent or trustee for any such plan. Notwithstanding anything to the contrary in the foregoing, for purposes of this Agreement and the definition of Acquiring Person, no Person shall be deemed to be the Beneficial Owner of, or to beneficially own, securities which such Person or any of such Person's Affiliates or Associates may acquire, does or do acquire or may be deemed to have the right to acquire, pursuant to (a) any Note Agreement, (b) any Convertible Notes, (c) any Common Shares issued or issuable on conversion of any Convertible Notes, (d) any Warrant Agreement, (e) any Warrants or (f) any Common Shares issued or issuable on exercise of any Warrants. "Note Agreement" shall mean any agreement approved by resolution of the Board entered into after the date of Amendment No. 1 to this Agreement between the Company and Lindner Dividend Fund, A Series of Lindner Investments, a Massachusetts business trust, relating to the issuance of a newly
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     created series of Convertible Notes. "Convertible Notes" shall mean any debt securities convertible into Common Shares which are issued by the Company after the date of Amendment No. 1 to this Agreement pursuant to any Note Agreement. "Warrant Agreement" shall mean any agreement approved by resolution of the Board entered into after the date of Amendment No. 2 to this Agreement between the Company and Lindner Dividend Fund. A Series of Lindner Investments, a Massachusetts business trust, relating to the issuance of Warrants. "Warrants" shall mean any common stock purchase warrants for Common Shares which are issued by the Company after the date of Amendment No. 2 to this Agreement pursuant to any Warrant Agreement.

     SECTION 3.  Miscellaneous.  This Amendment may be executed in one or more
                 -------------
counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreements. This Amendment shall be governed by any interpreted in accordance with the laws of the State of Delaware.


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     IN WITNESS WHEREOF, the Company and the Rights Agent have caused this
Amendment to be executed as of the date and year first above written.


                                       COMPANY
                                       -------
                                       MICROPOLIS CORPORATION

Attest:

By: /s/ Vivien Avella                  By: /s/ J. Larry Smart
    ----------------------                 ----------------------
Name: Vivien Avella                    Name: J. Larry Smart
Its: Manager, Banking & Finance        Its: President, CEO

                                       RIGHTS AGENT
                                       ------------
                                       FIRST INTERSTATE BANK OF
                                       CALIFORNIA

Attest:
By:                                    By:
    ----------------------                 ----------------------
Name:                                  Name:
Its:                                   Its:

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     IN WITNESS WHEREOF, the Company and the Rights Agent have caused this
Amendment to be executed as of the date and year first above written.


                                       COMPANY
                                       -------
                                       MICROPOLIS CORPORATION

Attest:

By:                                    By:
    ----------------------                 ----------------------
Name:                                  Name:
Its:                                   Its:

                                       RIGHTS AGENT
                                       ------------
                                       FIRST INTERSTATE BANK OF
                                       CALIFORNIA

Attest:
By: /s/ Sharon Knepper                 By: /s/ Ronald E. Lug
    ----------------------                 ----------------------
Name: Sharon Knepper                   Name: Ronald E. Lug
Its:  Vice President                   Its:  Vice President